EXHIBIT 10.8

NATIONAL INSTRUMENTS CORPORATION
Restricted Stock Unit Award Agreement
(Israel Employee – Time-Based Vesting Award)
(UNDER 102 CAPITAL GAINS TRACK)
Grant Number:  «RSU_Number»
National Instruments Corporation (the “Company”) hereby grants you, «First» «Middle» «Last» (the “Participant”), an award of restricted stock units (“Restricted Stock Units”) under the National Instruments Corporation 2020 Equity Incentive Plan and the Sub-Plan for Israeli Participants (collectively, the “Plan”). Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this Award are as follows:
Date of Grant: _______________
Number of Restricted Stock Units: «RSU_Shares»
Vesting Commencement Date: [__________, 202_]
Vesting of Restricted Stock Units: Subject to any accelerated vesting provisions in the Plan and this Award[, and the terms of your offer letter or employment agreement], the Restricted Stock Units will vest as follows:
[________ percent (______%)][Insert Fraction e.g. One-Third (1/3)][One-Fourth (1/4)][One-Fifth (1/5)] of the Restricted Stock Units will vest on each anniversary of the Vesting Commencement Date, subject to Participant continuing to be an Employee through such dates, and satisfying the Full-Time Employment Requirement for each Eligible Vesting Year.
Restricted Stock Units will not vest during any Eligible Vesting Year if for 180 days or more during such Eligible Vesting Year (i) Participant is on a Nonstatutory Leave of Absence, and/or (ii) Participant is not a Full-Time Employee ((i) and (ii), individually and collectively, being referred to as the “Full-Time Employment Requirement”).
In the event that Restricted Stock Units do not vest during an Eligible Vesting Year for failure to satisfy the Full-Time Employment Requirement (the “Forgone Annual Units”), then the Forgone Annual Units that fail to so vest will be eligible to vest in a subsequent Eligible Vesting Year during which the Full-Time Employment Requirement is satisfied; provided, however, that no more than one Eligible Vesting Year’s worth of Forgone Annual Units will be able to vest in any such subsequent Eligible Vesting Year; provided, further, that any Restricted Stock Units that fail to vest hereunder by the fifteenth (15th) anniversary of the

Vesting Commencement Date will not be eligible to vest thereafter and will automatically be forfeited without any consideration payable by the Company and the Participant will have no further rights with respect thereto.
For these purposes, an “Eligible Vesting Year” means each 12-month period commencing with the Vesting Commencement Date (and each anniversary thereof) through the fifteenth (15th) anniversary of the Vesting Commencement Date.
For these purposes, “Full-Time Employee” means that Participant works in a position of employment with the Company or any Subsidiary of the Company in which Participant is regularly scheduled to work forty (40) or more hours per week or a normal full-time work week pursuant to Applicable Law.
For these purposes, “Nonstatutory Leave of Absence” means any unpaid leave of absence approved by the Company that the Company is not required to provide to Participant pursuant to Applicable Law.
Unless otherwise defined herein or in Appendix A, capitalized terms herein or in Appendix A will have the defined meanings ascribed to them in the Plan.
IMPORTANT:
The Company’s obligation to deliver Shares or cash pursuant to this Award of Restricted Stock Units is subject to all of the terms and conditions contained in Appendix A and the Plan, including the Tax Obligations (as defined in Appendix A). Before the Company delivers any Shares or cash pursuant to this Restricted Stock Unit Award Agreement, you must click on the link to each of the documents to reflect your review and acceptance of this Award, including, without limitation, (i) the Restricted Stock Unit Award Agreement and Appendix A thereto and (ii) the Plan, (collectively, the “Award Documents”). PLEASE BE SURE TO READ APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.
By clicking the “ACCEPT” button, you agree to the following:
You acknowledge and agree that:
(a) you have been able to access and view the Award Documents and understand that all rights and obligations with respect to this Award are set forth in such documents;
(b) you agree to all terms and conditions contained in the Award Documents, including the Tax Obligations;

(c) the Award Documents set forth the entire understanding between the Company and you regarding this Award and your right to receive a whole number of

Shares thereunder [except as otherwise provided under the terms of your [offer letter][employment agreement];
(d)  If you are employed in or are otherwise subject to taxation in a jurisdiction other than the United States, you have previously executed any and all agreements required by the Company regarding transfer of tax liability to the employee with respect to the Award. You understand that this Award is subject to the terms of such agreement(s);
(e)  the Award is subject to Sections 102(b)(2) and (3) of the Income Tax Ordinance (New Version) – 1961 (“Section 102”) and the Rules promulgated in connection therewith, and the Trust Agreement, a copy of which has been provided to you or made available for your review, that (a) you are familiar with the terms and provisions of Section 102, particularly the Capital Gains Track described in subsection (b)(2) and (3) thereof, and agree not to require the Trustee to release the Award or to sell the Award to a third party, during the Restricted Holding Period, unless permitted to do so by applicable law and (b) that the Company, its assignees and successors shall be under no duty to ensure, and no representation or commitment is made, that an Award qualifies or shall qualify for any particular tax treatment; and
(f) you have previously executed a confidentiality agreement in such form as may be prescribed by the Company as consideration for this Award.

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS
1.Grant. The Company hereby grants to the Participant under the Plan an Award for a number of Restricted Stock Units set forth in the Restricted Stock Unit Award Agreement, subject to all of the terms and conditions of the Restricted Stock Unit Award Agreement, including this Appendix A (collectively, the “Award Agreement”), the Plan, Section 102 and the trust agreement entered into between the Company and the Trustee (the “Trust Agreement”). Upon vesting, the Restricted Stock Units shallbe in the name of and deposited with the Trustee, or shall be subject to a supervisory trustee arrangement approved by the Israel Tax Authority (“ITA”) for the Trustee, to qualify under Section 102.

2.Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share (or, in the Administrator’s discretion, a lump sum cash payment equal to the Fair Market Value of such Share) if it becomes vested. The Participant will have no right to settlement of any unvested Restricted Stock Units. Prior to actual settlement of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Subject to the provisions of Section 5, such vested Restricted Stock Units will be settled as soon as practicable after vesting, but in each such case within the period ending no later than the fifteenth (15th) day of the third (3rd) month following the end of the Fiscal Year that includes the vesting date.
3.Vesting Schedule. Except as provided in Sections 4 and 5, and subject to Section 6, the Restricted Stock Units granted under this Award Agreement will vest in the Participant according to the vesting schedule set forth in the Award Agreement. In the event any Restricted Stock Units have not vested by the fifteenth (15th) anniversary of the Vesting Commencement Date, the then-unvested Restricted Stock Units granted under this Award Agreement will thereupon be forfeited without consideration payable by the Company and the Participant will have no further rights thereunder.
4.Acceleration of Vesting upon Death or Disability. In the event Participant ceases to be an Employee as the result of Participant’s death or “Disability” prior to the fifteenth (15th) anniversary of the Vesting Commencement Date, 100% of the Restricted Stock Units that have not vested as of such date will immediately vest. For these purposes, “Disability” will have the meaning given to such term in the employment agreement between Participant and the Company; provided, however, that if Participant has no employment agreement, “Disability” will have the meaning set forth in the Plan.
5.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.
        Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the Administrator determines, in its discretion, that the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in a whole number of Shares (or, in the Administrator’s discretion, a lump sum cash payment equal to the Fair Market Value of such Shares) to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement to comply with, or be exempt from, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable (or cash payable) thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
6.Forfeiture upon Termination of Continuous Service or Pursuant to Clawback Policy. If Participant ceases to be an Employee for any or no reason other than death or Disability, the then-unvested Restricted Stock Units (after taking into any accelerated vesting that may occur as the result of any such termination) granted under this Award Agreement will thereupon be forfeited without consideration payable by the Company and the Participant will have no further rights thereunder. Additionally, the Participant’s rights, payments, and benefits with respect to this Award will be subject to the reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, and to the extent, prescribed under the Company’s clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). A Participant who has received Shares or cash upon settlement of the Award may be required to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.
7.Payment after Vesting. Any Restricted Stock Units that vest in accordance with Sections 3, 4 or 5 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole Shares. No fractional Shares shall be issued to Participant and Participant shall not be entitled to consideration for any fractional Shares.
8.Payments after Death or Disability. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased or Disabled, be made to the Participant’s legal representatives, heirs, legatees or distributees, as applicable. Any such transferee must furnish the Administrator with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Administrator to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9.Tax Obligations. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Units, including, without limitation, amounts that are required to be withheld by the Company or the Employer or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions with respect to such Shares, (ii) does not represent or undertake that the Award shall qualify for or comply with the requisites of any particular tax treatment (such as the “capital gains track” under Section 102), and (iii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. The Company shall have no liability of any kind or nature in the event that, as a result of application of applicable law, actions by the Trustee or any position or interpretation of the ITA, or for any other reason whatsoever, an Award shall be deemed to not qualify for any particular tax treatment.
10.Participant Bears Risks of Selling Otherwise Distributable Shares to Cover Tax Obligations. If any Tax Obligations are to be satisfied by selling a sufficient number of Shares otherwise deliverable to Participant, Participant hereby acknowledges and agrees that such sales will be subject to market pricing and trade execution risks, including trading delays and timing, which could result in the sale of a greater amount of Shares than expected and at a lower price than expected, including in comparison to other market sales within same trading day or adjacent trading days; and that Participant bears all risks associated with such sales, including all market pricing and trade execution risks. Participant hereby agrees to save and hold the Company, all Employers, and any Parent or Subsidiary, and their respective officers, directors and employees, harmless from any and all liabilities arising from or as a consequence of any such sales. Participant agrees that Participant will be responsible for any commissions and related costs with respect to such sales.
11.Nature of Grant. In accepting the Award, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the Award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been awarded in the past;
(c)all decisions with respect to future Restricted Stock Units or other awards, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;

(e)the Award of Restricted Stock Units and Shares issuable thereunder, including the value of dividends, distributions and future proceeds, are not intended to replace any pension rights or compensation;
(f)the Award of Restricted Stock Units and Shares issuable thereunder, including the value of dividends, distributions and future proceeds, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(h)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;
(i)unless otherwise agreed with the Company, the Restricted Stock Units and the cash or Shares issuable thereunder, including the value of dividends, distributions and future proceeds, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary or affiliate of the Company; and
(j)the following provisions apply only if Participant is providing services outside the United States:
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any), and in consideration of the Award of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, the Employer or any other Parent or Subsidiary, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer or any other Parent or Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(ii)Participant acknowledges and agrees that neither the Company, the Employer nor any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
12.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other grant materials (“Data”) by and among, as applicable, the Employer, the Company and any Parent or Subsidiary for the purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name; home address; telephone numbers; date of birth; age; social insurance number, social security number, taxpayer identification number and/or other identification number; tax related information; salary; salary history; nationality; job title; any shares of stock or directorships held in the Company; details of all Restricted Stock Units or any other entitlement to shares of stock granted, canceled, exercised, vested, unvested or outstanding in Participant’s favor; and benefit enrollment forms; for the purpose of implementing, administering and managing the Plan.
Participant understands that Data will be transferred to a stock plan service provider as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes the Company and any possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, process, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected thereby; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative. Nothing in this Section 12 shall be understood as limiting or restricting any other rights of Company, including without limitation under any other consents given by Participant, to receive, possess, use, process, retain and transfer any Data.
13.Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued (including in book entry), recorded on the records of the Company or its transfer agents or registrars, and, if applicable, delivered to the Participant.
14.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY OR THE EMPLOYER, AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS, VESTING IN THE AWARD OR ACQUIRING SHARES OR RECEIVING CASH HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR THE EMPLOYER TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
15.Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 11500 N. Mopac Expressway, Building A, Austin, Texas 78759, Attn: Stock Administrator, or at such other address as the Company may hereafter designate in writing.
16.Award is Not Transferable. Except to the limited extent provided in Section 8, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Following the issuance of Shares, if applicable, such shares shall only be transferable according to the terms of the Plan, Section 102 and the Trust Agreement. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
17.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
18.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state, federal or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority.
19.Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
20.Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Board or its Committee administering the Plan will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
21.Country Appendix. The Restricted Stock Units are subject to any special terms and conditions for Participant’s country set forth in the Country Appendix, if any, to this Award Agreement. If Participant relocates to a country included in the Appendix, the special terms and conditions for that country will apply to Participant to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.
22.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
23.Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

24.Indemnification of Trustee. The Participant hereby undertakes to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan, Restricted Stock Units or shares of Stock issued thereunder. Subject to the terms hereof and all requirements of Section 102 including, but not limited to, the Required Holding Period, the Trustee shall take all steps necessary to effect the transfer to the Participant of the Shares to the Participant following his or her request to do so.
25.Electronic Delivery.
(a)Description of Electronic Delivery. The Plan documents, which may include, but do not necessarily include: the Plan, this Agreement, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant shall be required to accept this Agreement electronically. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(b)Consent to Electronic Delivery. The Participant acknowledges that he or she has read Section 25(a) of this Agreement and consents to the electronic delivery of the Plan documents and the electronic acceptance of this Agreement, as described in Section 25(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that he or she will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that he or she must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 25(a) or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 25(a).